                                                                    Exhibit 99.2

           TERAYON APPOINTS DOUGLAS SABELLA AS CHIEF OPERATING OFFICER

Santa Clara, California - July 14, 2003 - Terayon Communication Systems, Inc. (Nasdaq: TERN), a leading provider of broadband solutions, today announced the appointment of Douglas Sabella as Chief Operating Officer (COO). In this role, Sabella will be responsible for directing the execution of the company's operating and growth strategies, and will report directly to Terayon's CEO Zaki Rakib.

         Sabella brings an extensive operations and executive management background in the telecommunications and software industries to Terayon. Most recently, Sabella served as president and COO of Tumbleweed Communications Corp., a provider of secure Internet communications software products. During his tenure there, the company managed a successful repositioning in the enterprise software market while also achieving sequential bottom-line financial improvement for eight consecutive quarters. Sabella also spent more than 15 years in executive management positions at Lucent Technologies and AT&T, where he was responsible for significant businesses, including the Communications Application Group and the Octel Messaging Division.

         "With the continuing strong growth prospects for broadband access and our DOCSIS 2.0 leadership, Doug joins the company at an opportune time to help us achieve the ambitious goals we have set for ourselves," said Rakib. "Doug has the proven ability to focus a company's operational efforts, and his experience will help enable us to execute with the precision necessary to maximize the opportunities ahead of us."

ABOUT TERAYON

         Terayon Communication Systems, Inc. provides innovative broadband systems and solutions for the delivery of advanced voice, data and video services that are deployed by the world's leading cable television operators. Terayon, headquartered in Santa Clara, California, has sales and support offices worldwide, and is traded on the Nasdaq under the symbol TERN. Terayon can be found on the web at www.terayon.com.

                                      # # #

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements, estimates and assumptions by Terayon and other parties that involve risks and uncertainties, including Terayon's ability to gain new business; Terayon's ability to develop and bring to market new, technologically advanced products; the acceptance of Terayon's new products in the market; the sales of Terayon's new products; the expansion of operations by Terayon's customers and the deployment of Terayon's products in specific markets; as well as the other risks detailed from time to time in Terayon's filings with the Securities and Exchange Commission.

Note: Terayon and the Terayon logo are registered trademarks of Terayon Communication Systems, Inc. All other trademarks are property of their respective owners.